Exhibit 17.6

Brian Payne, CEO	April 14, 2022
CEN Biotech Inc.

Re: resignation

Dear Brian,

It has been my great pleasure to be part of CEN the past several years.

Unfortunately I must resign from CEN effective April 15, 2022 for personal reasons.

Very best regards,

/s/ Richard Boswell

Richard Boswell